Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2024, by and among Quadro Sponsor LLC, a Delaware limited liability company (“Purchaser Sponsor”), Quadro Acquisition One Corp., a Cayman Islands company (together with its successors, “Purchaser”) and NHC Holdings II, Inc., a Delaware corporation (“Seller”). Purchaser Sponsor, Purchaser, and Seller are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS:

A. As of the date hereof, Purchaser Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of six million two hundred and fifty thousand (6,250,000) Purchaser Class A Ordinary Shares, no Purchaser Class B Ordinary Shares (together with the Purchaser Class A Ordinary Shares, the “Purchaser Ordinary Shares”), no Purchaser Units, and four million four hundred thousand (4,400,000) Purchaser Private Warrants (the “PS Warrants”).

B. Contemporaneously with the execution and delivery of this Agreement, (i) Purchaser, to migrate to and domesticate as a Nevada corporation prior to Closing; (ii) Quadro Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Purchaser Merger Sub”); (iii) Seller; (iv) NHC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Seller (“Seller Merger Sub”); (v) Global Growth Holdings, LLC, a Delaware limited liability corporation (“Global Growth”), and (vi) Greg Lindberg, a resident of the State of Florida, (together with Global Growth, the “Sponsors”) have entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof.

C. Subject to the terms and conditions of the Business Combination Agreement, the Parties shall consummate the Merger, pursuant to which, among other things, Purchaser Merger Sub will be merged with and into Seller Merger Sub, with Seller Merger Sub being the surviving entity and a wholly-owned subsidiary of Purchaser, following which the separate company existence of Purchaser Merger Sub shall cease and Seller Merger Sub shall continue as the Surviving Company.

D. As a condition and an inducement to the Parties to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Binding Effect of Business Combination Agreement. Purchaser Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Purchaser Sponsor agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of its Affiliates or representatives to take any action on its behalf, that would be a breach of Section 5.10 (No Solicitation) or Section 5.15 (Public Announcements) of the Business Combination Agreement if such action were taken by Purchaser.

2. No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Article VII thereof (the earlier of clauses (a) and (b), the “Expiration Time”), Purchaser Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “SEC”) (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Purchaser Ordinary Shares, Purchaser Units, PS Warrants or any other shares of capital stock or warrants of Purchaser that Purchaser Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) to which Purchaser Sponsor has voting rights (collectively, “Subject Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

3. Forfeiture. At the Effective Time, Purchaser Sponsor shall forfeit and surrender, and Purchaser shall cause to be cancelled, for no consideration, the PS Warrants that are held at such time by Purchaser Sponsor. Purchaser Sponsor and Purchaser shall take such other reasonable actions as may be requested by the Seller to evidence such forfeiture, surrender and cancellation of the PS Warrants. This Section 3 shall terminate and be void and of no force and effect if the Business Combination Agreement is terminated in accordance with Article VII thereof.

4. New Shares. In the event that (a) any Purchaser Ordinary Share, Purchaser Unit, Purchaser Warrant, or other equity securities of Purchaser are issued to Purchaser Sponsor after the date of this Agreement pursuant to (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Purchaser Ordinary Shares, Purchaser Units or Purchaser Warrants of, on, or affecting the Purchaser Ordinary Shares, Purchaser Units or PS Warrants or otherwise, or (ii) by conversion pursuant to the terms of the loans issued, or to be issued, to Purchaser Sponsor by Purchaser evidencing Purchaser Sponsor’s deposits into the Trust Account to extend the timeline to complete a business combination (each a “Purchaser Sponsor Loan” and, collectively, the “Purchaser Sponsor Loans”); provided, that such conversion of the Purchaser Sponsor Loans shall occur only to the extent any amounts remain outstanding under such loans after taking into account any reimbursements paid to the Purchaser Sponsor in respect of outstanding amounts under such loans (and only up to the maximum aggregate amount allowable) pursuant to Section 8 below, or (b) Purchaser Sponsor purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Purchaser Units, Purchaser Warrants or other equity securities of Purchaser after the date of this Agreement, or (c) Purchaser Sponsor acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of Purchaser after the date of this Agreement (such Purchaser Ordinary Shares, Purchaser Units, Purchaser Warrants or other equity securities of Purchaser, collectively the “New Securities”), then such New Securities acquired or purchased by Purchaser Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Purchaser Ordinary Shares, Purchaser Units or the PS Warrants as of the date hereof.

5. Support Agreements.

(a) At any meeting of the shareholders of Purchaser, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Purchaser is sought, Purchaser Sponsor shall (i) appear at each such meeting or otherwise cause all of its Purchaser Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities:

(i) in favor of each of the Transaction Proposals and in favor of any proposal in respect of an Extension Amendment;

(ii) against (or otherwise withhold written consent of, as applicable) any Business Combination or any proposal relating to a Business Combination (in each case, other than as contemplated by the Business Combination Agreement);

(iii)    against (or otherwise withhold written consent of, as applicable) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Purchaser (other than the Business Combination Agreement and the transactions contemplated thereby);

(iv) against (or otherwise withhold written consent of, as applicable) any change in the business, management or board of directors of Purchaser (other than in connection with the Business Combination Agreement and the transactions contemplated thereby); and

(v)   against (or otherwise withhold written consent of, as applicable) any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement or the Business Combination Agreement or any of the transactions contemplated hereby or thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Purchaser, or Purchaser Merger Sub under the Business Combination Agreement, (C) result in any of the conditions set forth in Section 6.1(a), Section 6.1(h), or Section 6.2 of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Purchaser.

Purchaser Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing, and shall not deposit any of its Purchaser Ordinary Shares in a voting trust, grant any proxy or power of attorney with respect to any of its Purchaser Ordinary Shares or subject any of its Purchaser Ordinary Shares to any arrangement or agreement with respect to the voting of such Purchaser Ordinary Shares unless specifically requested to do so by Seller and Purchaser in writing in connection with the Business Combination Agreement, the Ancillary Documents or the transactions contemplated thereby.

(b) Purchaser Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 17, 2023, by and between, Kismet Sponsor Limited, the predecessor of Purchaser Sponsor and, Kismet Acquisition Two Corp, the predecessor of Purchaser (the “Purchaser Sponsor Letter”).

(c) Purchaser Sponsor agrees that, if Purchaser seeks shareholder approval of the transactions contemplated by the Business Combination Agreement or any Ancillary Documents, Purchaser Sponsor shall not redeem any Subject Securities owned by it in conjunction with such shareholder approval or the transactions contemplated thereby.

(d) During the period commencing on the date hereof and ending on the Expiration Time, Purchaser Sponsor shall not modify or amend any Contract between or among Purchaser Sponsor or any of its Affiliates (other than Purchaser or any of its Subsidiaries), on the one hand, and Purchaser or any of Purchaser’s Subsidiaries, on the other hand.

6.  Obligations of Purchaser at Closing.

At Closing, Purchaser Sponsor agrees that Purchaser shall cancel one hundred percent (100%) of the PS Warrants, which entitles the holder thereof to purchase for each PS Warrant one Purchaser Class A Ordinary Share at eleven dollars and fifty cents ($11.50) per share.

7. Obligation of Seller to Pay Purchaser’s Working Capital Expenses. Seller agrees that it will continue to pay the Purchaser’s working capital expenses, up to a maximum amount of $100,000 per month, from the date hereof until the Expiration Time.

8. Payment Obligations of Purchaser after the Closing.

(a) The Purchaser shall deliver, or cause to be delivered, to the Purchaser and Seller a full waiver of the deferred underwriting fees that were initially due to Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, and BOFA Securities, Inc. in relation to the Purchaser’s initial public offering. Provided that such waiver of the deferred underwriting fees has been received by the Purchaser and Seller, ensuring that the Purchaser is not liable for any deferred underwriting fees, Purchaser Sponsor shall be entitled to a partial cash recovery of its original investment in Purchaser’s working capital in the amount of two and a half million dollars ($2,500,000) (the “Purchaser Sponsor Fee”) which fee shall be treated as part of Purchaser’s transaction expenses as outlined below.

(b) The Parties agree that after the Closing, the funds in the Trust Account, and any other funds of Purchaser shall first be used to pay, in the following order, (i) any third party debt or fees owned by the Topcos and Target Affiliates, (ii) any insurance payments owed by the Target Affiliates, Seller, or the Purchaser, (iii) the Seller’s Expenses; (iv) the Purchaser’s Expenses, including the Purchaser Sponsor Fee as outlined in (a) above, (v) any working capital loans provided to Purchaser by Seller or Seller Merger Sub since November 30, 2023 (the “Seller Loans”), and (vi) any outstanding loans between Purchaser Sponsor and Purchaser, including the Purchaser Sponsor Loans. Any remaining cash will be used by the Purchaser for working capital and general corporate purposes.

(c) If there are insufficient funds remaining to repay the Seller Loans or the Purchaser Sponsor Loans then the amounts remaining under the Seller Loans and the Purchaser Sponsor Loans will be convertible into Purchaser Ordinary Shares up to a maximum aggregate value of five million dollars ($5,000,000) with each Purchaser Ordinary Share to have a deemed value of ten dollars ($10.00), and with Seller Loans maintaining conversion priority over the Purchaser Sponsor Loans.

(d) Unless otherwise instructed by the Purchaser in writing, if the Termination Fee is paid to the Purchaser under the Business Combination Agreement, Seller or Seller Sponsors, as applicable, shall pay such Termination Fee in cash directly to the Purchaser Sponsor utilizing written wire instructions provided for such purpose by the Purchaser.

9. No Actions. Purchaser Sponsor hereby agrees not to commence or participate in any claim, derivative or otherwise, against Seller, Purchaser or any of their respective Affiliates (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the board of directors of Purchaser in connection with this Agreement, the Transaction Proposals, the Business Combination Agreement or the transactions contemplated thereby.

10. Permitted Disclosure. Purchaser Sponsor hereby authorizes each of Purchaser, Seller, and their respective Subsidiaries to publish and disclose, in any announcement, filing or disclosure required to be made by any Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC, Purchaser Sponsor’s identity and ownership of equity securities of Purchaser and Purchaser Sponsor’s obligations under this Agreement.

11. Anti-Dilution Waiver. Purchaser Sponsor hereby agrees that Purchaser Sponsor shall waive, and hereby does waive, any and all anti-dilution or similar rights (if any) that may otherwise be available under applicable Law or pursuant to any Contract between or among Purchaser Sponsor or any Affiliate of Purchaser Sponsor (other than Purchaser or any of its Subsidiaries), on the one hand, and Purchaser or any of Purchaser’s Subsidiaries, on the other hand, with respect to the transactions contemplated by the Business Combination Agreement and that it shall not take any action in furtherance of exercising any such rights.

12. Stop Orders. Purchaser hereby agrees to (a) place a stop order on Purchaser Sponsor’s Purchaser Ordinary Shares, including those which may be covered by a registration statement, and (b) notify Purchaser’s transfer agent in writing of such stop order and the restrictions on such Purchaser Ordinary Shares and direct Purchaser’s transfer agent not to process any attempts by Purchaser Sponsor to transfer any Purchaser Ordinary Shares; for the avoidance of doubt, the obligations of Purchaser under this Section 12 shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on Purchaser Sponsor’s Purchaser Ordinary Shares.

13. No Inconsistent Agreement. Purchaser Sponsor hereby agrees and represents and covenants that Purchaser Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Purchaser Sponsor’s obligations hereunder.

14. Further Assurances. Purchaser Sponsor shall execute and deliver such documents and take such action necessary to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

15. [Reserved.]

16. Representations and Warranties of Purchaser Sponsor. Purchaser Sponsor represents and warrants to Purchaser and the Seller as follows:

(a) Organization; Due Authorization. Purchaser Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Purchaser Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Purchaser Sponsor. This Agreement has been duly executed and delivered by Purchaser Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Purchaser Sponsor, enforceable against Purchaser Sponsor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of Purchaser Sponsor.

(b) Ownership. Purchaser Sponsor is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of its Purchaser Ordinary Shares, Purchaser Units and PS Warrants and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Ordinary Shares, Purchaser Units and PS Warrants (other than transfer restrictions under the Securities Act)) affecting any such Purchaser Ordinary Shares, Purchaser Units or PS Warrants, other than Liens pursuant to (i) this Agreement, (ii) Purchaser’s and Purchaser Sponsor’s Organizational Documents, (iii) the Business Combination Agreement, (iv) the agreements entered into by Purchaser Sponsor with Purchaser in connection with Purchaser’s initial public offering or (v) any applicable securities Laws. Purchaser Sponsor’s Purchaser Ordinary Shares, Purchaser Units and PS Warrants are the only equity securities in Purchaser owned of record or beneficially by Purchaser Sponsor on the date of this Agreement, and none of Purchaser Sponsor’s Purchaser Ordinary Shares, Purchaser Units or PS Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Purchaser Ordinary Shares, or the Purchaser Ordinary Shares underlying Purchaser Units or PS Warrants, except as provided hereunder and pursuant to the Purchaser Sponsor Letter. Other than the Purchaser Ordinary Shares, Purchaser Units and PS Warrants, Purchaser Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of Purchaser.

(c) No Conflicts. The execution and delivery of this Agreement by Purchaser Sponsor does not, and the performance by Purchaser Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of Purchaser Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Purchaser Sponsor or Purchaser Sponsor’s Purchaser Ordinary Shares, Purchaser Units or PS Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Purchaser Sponsor of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against Purchaser Sponsor, or to the knowledge of Purchaser Sponsor threatened against Purchaser Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Purchaser Sponsor of its, his or her obligations under this Agreement. Purchaser Sponsor has not instigated an Action regarding the transactions contemplated in the Business Combination Agreement.

(e) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by Purchaser Sponsor, for which Purchaser or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule 16(f) hereto, neither Purchaser Sponsor nor, to the knowledge of Purchaser Sponsor, any Person in which Purchaser Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or more is party to, or has any rights with respect to or arising from, any Contract with Purchaser or its Subsidiaries.

(g) Acknowledgment. Purchaser Sponsor understands and acknowledges that each of Purchaser, Seller and Sponsors is entering into the Business Combination Agreement in reliance upon Purchaser Sponsor’s execution and delivery of this Agreement.

17. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Purchaser Sponsor, Purchaser and Seller. Upon such termination of this Agreement, all obligations of the Parties hereunder will terminate, without any liability or other obligation on the part of any Party to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any Party from liability arising in respect of any breach of this Agreement prior to such termination. Sections 8(d), 17, and 18 shall survive the termination of this Agreement.

18. Miscellaneous. The “General Provisions” set forth in Article IX of the Business Combination Agreement are hereby incorporated and made part hereof, mutatis mutandis.

[Signature Page Follows]

In Witness Whereof, Purchaser Sponsor, Purchaser and Seller have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

PURCHASER SPONSOR:

QUADRO SPONSOR LLC

By:	/s/ Dimitri Elkin
Name:	Dimitri Elkin
Title:	Authorized Representative

PURCHASER:

QUADRO AQUISITION ONE CORP

By:	/s/ Dimitri Elkin
Name:	Dimitri Elkin
Title:	Chief Executive Officer

SELLER:

NHC HOLDINGS II, INC.

By:	/s/ Greg E. Lindberg
Name:	Greg E. Lindberg
Title:	President

[Signature Page to Sponsor Support Agreement]

Schedule 16(f)

The following is a list of all transactions involving affiliates of the Purchaser to which the Purchaser is a party as of the date of this Agreement:

●	Trust Extension Loan by and between the Purchaser and Purchaser Sponsor in the amount of $510k (the “Quadro Sponsor Trust Extension Loan”). The Quadro Sponsor Trust Extension Loan was extended to the Purchaser to cover working capital expenses.